FIRST AMENDMENT

TO THE

AMERIPRISE ADVISOR GROUP DEFERRED COMPENSATION PLAN

WHEREAS, pursuant to its delegation powers, the Compensation and Benefits Committee (the "Committee") of the Board of Directors of Ameriprise Financial, Inc. (the "Company") has delegated to the Company's Executive Vice President of Human Resources the authority to determine the terms and approve non-material changes relating to the Ameriprise Advisor Group Deferred Compensation Plan (the "Plan"), as deemed necessary or appropriate, so long as it does not have a financial impact to the Company in excess of $5 million for any given Plan year; and

WHEREAS, Section 7.07 of the Plan provides that in the event of an Unforeseeable Emergency a Participant may petition the Committee to receive partial or full payout of vested amounts credited to only the Participant's Annual Deferral Accounts, management has recommended to allow a Participant to petition the Committee to receive partial or full payout of vested amounts credited to one or more of the Participant's Plan Accounts; and

WHEREAS, the undersigned officer of the Company deems it necessary and appropriate to make the amendment set forth below; and

THEREFORE, the Plan is hereby amended effective as the date and manner noted herein below:

Section 7.07 Unforeseeable Emergency is amended in its entirety effective on the date as executed below to read as follows:

7.07     Unforeseeable Emergency. In the event that a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout of amounts credited to one or more of the Participant's Plan Accounts. The Committee shall determine, in its sole discretion, whether the requested payout shall be made, the amount of the payout and the Plan Accounts from which the payout will be made; provided, however, that the payout shall not exceed the lesser of the Participant's Aggregate Vested Balance or the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. In making its determination under this Article, the Committee shall be guided by the requirements of Section 409A and any other related prevailing legal authorities, and the Committee shall take into account the extent to which a Participant's Unforeseeable

Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by the liquidation by the Participant of his or her assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If, subject to the sole discretion of the Committee, the petition for a payout is approved, the payout shall be made within 90 days of the date of the Unforeseeable Emergency.

IN WITNESS WHEREOF, the Executive Vice President of Human Resources has caused this Amendment to be executed this 30th day of April, 2014.

AMERIPRISE FINANCIAL, INC.

By    /s/ Kelli A. Hunter
Title: Executive Vice President of Human Resources